A-2 AMENDMENT NO. 2 TO PRECIGEN, INC. 2019 INCENTIVE PLAN FOR NON-EMPLOYEE SERVICE PROVIDERS THIS AMENDMENT NO. 2 (this “Amendment”), is dated as of May 5, 2025 and amends that certain 2023 Omnibus Incentive Plan (the “Plan”) of Precigen, Inc. (the “Company”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Plan. RECITALS WHEREAS, pursuant to Section 6.02, the maximum number of Shares available for issuance under the Plan shall not exceed the maximum aggregate number of 12,000,000 Shares; WHEREAS, the Company desires to increase the number of Shares available for issuance under the Plan by 1,100,000 Shares; and WHEREAS, pursuant to Section 21.01 of the Plan, the Board may amend the Plan at any time, subject to certain limitations specified therein, including no such amendment shall be made without shareholder approval if such approval is required by applicable law or the rules of the stock market exchange on which the Shares are principally traded. NOW, THEREFORE, the following amendment is hereby made to the Plan subject to, and effective as of the date of, the approval of the Company’s shareholders at the Company’s 2025 Annual Meeting of Shareholders: 1. The first paragraph of Section 6.02 would be amended as follows: “The maximum aggregate number (the “Maximum Aggregate Number”) of shares of Common Stock which may be subject to Awards under this Plan is 13,100,000 shares of Common Stock.” 2. This Amendment shall only serve to amend and modify the Plan to the extent specifically provided herein. All terms conditions, provisions and references of and to the Plan which are not specifically modified, amended and/or waived herein shall remain in full force and effect and shall not be altered by any provisions herein or contained.